UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2013

BroadSoft, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34777	52-2130962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

(Address of principal executive offices)

(301) 977-9440

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 15, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BroadSoft, Inc. (“BroadSoft” or the “Company”) approved compensation arrangements for our executive officers for the year ending December 31, 2013. Compensation for our executive officers consists of three elements: (a) base salaries; (b) cash bonus awards in accordance with an incentive compensation plan that was adopted by the Compensation Committee on February 15, 2013; and (c) long-term equity incentives in the form of equity grants under our Amended and Restated 2009 Equity Incentive Plan. As part of its annual review and consideration of executive compensation matters, in December 2012, the Compensation Committee engaged an independent third party compensation consultant to review overall cash and equity compensation for the Company’s executives.

Base Salaries

Effective as of January 1, 2013, base salaries of our executive officers were set as follows:

Name:	Base Salary Effective as of January 1, 2013

Michael Tessler, President and Chief Executive Officer	$440,000
Scott D. Hoffpauir, Chief Technology Officer	$291,748
James A. Tholen, Chief Financial Officer	$312,966
Patrick O. Joggerst, Vice President, Worldwide Sales	$304,500

Target Annual Cash Bonus Awards

In accordance with the terms of the 2013 executive annual bonus plan as approved by the Compensation Committee, the target annual cash bonus awards for our executive officers for the year ending December 31, 2013 were set as follows:

Name:	Total Annual Target Bonus

Michael Tessler	$352,000
Scott D. Hoffpauir	$148,526
James A. Tholen	$159,135
Patrick O. Joggerst	$203,000

The Compensation Committee approved the following terms for the 2013 executive annual bonus plan (the “2013 Bonus Plan”). The two performance measure components of the 2013 Bonus Plan are described in more detail below:

Revenue Target

Except as described below, BroadSoft’s total revenue performance represents a 70% weighting of each executive officer’s annual target bonus amount. The attainment of revenues against a specified target will determine a payout percentage to be multiplied against the 70% weighting for the revenue component.

•	In the event our revenue for the year equals 100% of our revenue target, the payout percentage will be 100%.

•	In the event our revenue for the year is approximately 97.4% of our revenue target, the payout percentage will be 80%.

•	In the event our revenue for the year is between approximately 97.4% and 100% of our revenue target, the payment percentage will be adjusted linearly between 80% and 100%.

•	In the event our revenue for the year is less than approximately 97.4% of our revenue target, the payout percentage will be 0%.

•

In the event our revenue for the year exceeds 100% of our revenue target, 5% of such revenue greater than such target revenue would be paid in bonuses to the executive team including the four executive officers, with the actual bonus per executive team member determined by the Compensation Committee.

Non-GAAP Operating Income Target

BroadSoft’s non-GAAP operating income performance represents a 30% weighting of each executive officer’s annual target bonus amount. For purposes of the 2013 Bonus Plan, we define non-GAAP operating income as operating income calculated in accordance with generally accepted accounting principles plus stock-based compensation expense and amortization expense related to acquired intangible assets. The attainment of non-GAAP operating income against a specified target will determine a payout percentage to be multiplied against the 30% weighting for the non-GAAP operating income component.

•	In the event our non-GAAP operating income for the year equals 100% of our non-GAAP operating income target, the payout percentage will be 100%.

•	In the event our non-GAAP operating income for the year is approximately 88.4% of our non-GAAP operating income target, the payout percentage will be 80%.

•

In the event our non-GAAP operating income for the year is between approximately 88.4% and 100% of our non-GAAP operating income target, the payment percentage will be adjusted linearly between 80% and 100%.

•	In the event our non-GAAP operating income for the year is less than approximately 88.4% of our non-GAAP operating income, the payout percentage will be 0%.

Equity Compensation

In addition to conducting its annual review of executive officer cash compensation, the Board of Directors asked the Compensation Committee to analyze the level and type of equity for the executive team to insure alignment of long term compensation incentives and the Company’s operating and strategic plans. The Compensation Committee, working with the compensation consultant, analyzed the level of stock ownership by, and equity grants over the last several years to, the Company’s executive officers and the Company’s entire employee base. Based on this analysis, the Compensation Committee concluded that the level of Company stock ownership by, and recent equity grants to, executive officers and employees was below the Company’s peer group. The Compensation Committee determined that it would be appropriate and in the best interests of the Company to establish a long term equity incentive program that would align the interests of the Company’s executive officers with its shareholders and serve to retain all employees and incentivize employees to grow the Company and increase its market value. This long term incentive program for the Company’s executive officers is composed of grants of a combination of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) as defined and described below.

The equity compensation awarded to our executive officers on February 15, 2013 consists of the following:

Restricted Stock Units

Name:	Shares Subject to Restricted Stock Units (Time-Based)

Michael Tessler	85,000
Scott D. Hoffpauir	55,000
James A. Tholen	55,000
Patrick O. Joggerst	17,500

As noted above, each executive officer was awarded RSUs on February 15, 2013. These RSUs have a term of ten years and are settled in shares of BroadSoft common stock. Subject to acceleration under certain circumstances, the RSUs vest (a) 25% on the first anniversary of the grant date (rounded down to the nearest whole share) and (b) 6.25% of the total number of shares (rounded down to the nearest whole share) on each quarterly anniversary thereafter.

Performance Stock Units

Name:	Shares Subject to Performance Stock Units (Performance-Based)

Michael Tessler	85,000
Scott D. Hoffpauir	55,000
James A. Tholen	55,000
Patrick O. Joggerst	17,500

Given the size of the RSU and PSU grants made to each of Messrs. Tessler, Hoffpauir and Tholen as compared to prior annual equity grants, the Compensation Committee does not expect to make additional equity grants to any of them for a period of at least three years. The Company expects that these equity grants to our executive officers, together with equity granted to substantially all of our other employees, will increase diluted shares outstanding by approximately 1.5 million shares.

As noted above, each executive officer was awarded PSUs on February 15, 2013. The PSUs have a term of ten years and are settled in shares of BroadSoft common stock. Subject to acceleration under certain circumstances, the PSUs have a performance hurdle that must be achieved at any time during the four year period after the date of grant. In particular, there are four performance vesting conditions, each one applicable to one quarter of the PSUs. Each of the four performance vesting conditions is triggered based on our stock price and consequently, the satisfaction of the condition representing a higher stock price means that the condition applicable to a lower stock price vesting condition has been satisfied. The four performance vesting conditions are as follows:

(i) The performance vesting condition applicable to 25% of the PSUs shall be satisfied if, prior to February 15, 2017, the average closing sales price of one share of our Common Stock, as quoted on the principal stock exchange or market on which the Common Stock is traded, over any 120 consecutive calendar days, equals or exceeds $40 per share or a change in control occurs at a price equal to or greater than $40 per share;

(ii) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $48 per share or a change in control occurs at a price equal to or greater than $48 per share;

(iii) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $56 per share or a change in control occurs at a price equal to or greater than $56 per share; and

(iv) The performance vesting condition applicable to an additional 25% of the PSUs shall be satisfied if prior to February 15, 2017, the average closing sales price of one share of our Common Stock, over any 120 consecutive calendar days, equals or exceeds $64 per share or a change in control occurs at a price equal to or greater than $64 per share.

If any of the performance vesting conditions have been satisfied, subject to acceleration under certain circumstances as further described in the award agreement, the portion of the PSUs as to which the performance vesting condition has been satisfied shall vest as to 25% of the number of shares underlying such portion of the PSUs (rounded down to the nearest whole share) as of the first annual anniversary of the date of grant (the “Initial Vesting Date”) and thereafter in an incremental 6.25% of the total number of shares underlying such portion of the PSUs (rounded down to the nearest whole share) as of each quarterly anniversary of the Initial Vesting Date, in all cases so long as there has been no break in the participant’s continuous service through such vesting date; provided that, if and to the extent that such dates have occurred prior to the date(s) that any performance vesting condition has been satisfied, the amount of such portion of the PSUs that shall vest as of the date that such performance vesting condition is deemed satisfied shall be determined by reference to the amount of time that has lapsed between the grant date and the date of satisfaction of the relevant performance vesting condition using the foregoing vesting schedule, and the remainder of such portion of the PSUs shall thereafter vest in accordance with the foregoing vesting schedule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADSOFT, INC.

Date: February 19, 2013	By:	/s/ Mary Ellen Seravalli
		Name:	Mary Ellen Seravalli
		Title:	Vice President and General Counsel